EXHIBIT 10.12

AMENDMENT TO THE
HELIX ENERGY SOLUTIONS GROUP, INC.
EMPLOYEE STOCK PURCHASE PLAN

The Compensation Committee of the Board of Directors of Helix Energy Solutions Group, Inc., having reserved the right under section 19 of the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (the “Plan”) to amend the Plan, does hereby adopt the following amendments to the Plan. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Plan.

1.	Effective February 19, 2016, Section 19 is hereby amended to add the following paragraph between the first and final paragraphs of Section 19:

In its sole discretion, the Board or the Committee may cease operations under the Plan, freeze the Plan, or suspend purchases under the Plan at any time (including during a Purchase Period) and for any length of time as it may deem advisable. No suspension shall operate to (i) reduce any amounts previously allocated to a Participant’s account or (ii) reduce a Participant’s rights with respect to shares of Common Stock previously purchased and held on the Participant’s behalf under the Plan. If the Board or Committee determines to suspend the Plan, all funds contributed under the Plan (determined in accordance with Section 7) that have not been used to purchase shares of Common Stock shall be returned to the Participants without interest as soon as administratively feasible.

2.	Effective with respect to Purchase Periods commencing after February 19, 2016, Section (iii) is hereby amended and restated to provide as follows:

(viii)
the Director of Human Resources as the Administrator shall establish and announce to Participants prior to a Purchase Period a maximum number of shares of Common Stock that may be purchased by a Participant during the Purchase Period; provided that, notwithstanding any other provision of the Plan, unless the Administrator determines otherwise with respect to a Purchase Period the maximum number of shares of Common Stock a Participant shall be permitted to purchase during a Purchase Period shall be 130 shares; and provided further that the maximum number of shares of Common Stock that may be purchased by a Participant during any Purchase Period shall never exceed 10,000 shares.

Except as the Plan is expressly modified by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

Adopted on February 19, 2016